Exhibit 10.1

AGREEMENT FOR SERVICE AS CHAIRMAN OF BOARD OF DIRECTORS

THIS AGREEMENT is made and entered into effective as of June 1, 2005 (the “Effective Date”), by and between Curis, Inc., a Delaware corporation, (“Company”) and James McNab, an individual (“Director”).

1. Term.

(a) This Agreement shall continue for as long as Director is serving as Chairman of the Board of Directors (“Chairman”) of Company.

2. Responsibilities.

(a) Chairman Responsibilities. Director shall perform such duties and responsibilities (“Services”) as may be established by the Board of Directors and/or set forth from time to time in the Company’s Corporate Governance Guidelines adopted by the Board of Directors (the “Corporate Governance Guidelines”). Without limiting the generality of the foregoing, Director’s Services shall include those services described on Exhibit A. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Other Activities. To the extent not inconsistent with the Corporate Governance Guidelines or any other policies or guidelines established from time to time by the Board of Directors, Director may serve on other Boards of Directors and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company and its shareholders.

3. Compensation for Services as Chairman of the Board of Directors.

(a) Director’s Fee. In consideration of the services to be rendered as Chairman of the Board of Directors, Company shall pay Director an annual fee equal to One Hundred Twenty Thousand Dollars ($120,000) per year, which shall be paid in equal monthly installments. In addition, for service as the Chairman of the Board of Directors, Director shall be entitled to receive annual and periodic awards of options to purchase shares of the Company’s Common Stock and/or awards of restricted Common Stock in such amounts and upon such terms as may be determined from time to time by the Board of Directors.

(b) Reimbursement of Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties as Chairman of the Board of Directors in accordance with expense reimbursement guidelines established by the Board of Directors from time to time and shall also reimburse the Director’s annual medical insurance premiums in an amount not to exceed $20,000 per annum.

(c) Benefits. Director shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

(d) Board Authority to Establish Compensation. The compensation of Director for service as Chairman of the Board of Directors shall be increased or decreased solely by the Board of Directors in accordance with the policies and principals set forth in the Corporate Governance Guidelines or such other policies and principals established by the Board of Directors from time to time.

4. Termination.

(a) Right to Terminate Service. At any time, the Board of Directors may vote to appoint a successor Chairman of the Board of Directors. . In addition, Director may resign as Chairman by providing written notice of such resignation to the Chief Executive Officer, Secretary or Board of Directors of the Company. Director may be removed from his service as a director of the Company in accordance with the terms of the Bylaws or as provided in the Company’s Certificate of Incorporation and applicable law.

(b) Effect of Termination as Chairman. This Agreement will terminate and have no further force or effect upon (1) the Board’s appointment of a successor Chairman of the Board of Directors, (2) the Director’s voluntary resignation as Chairman of the Board of Directors, (3) upon removal of the Director as a director of the Corporation by the affirmative vote of the stockholders in accordance with the Company’s Bylaws, Certificate of Incorporation and/or applicable law, or (4) upon the death of the Director. In the event of termination in accordance with the immediately preceding sentence, except as provided herein or as specified to the contrary in the Company’s Bylaws, the Company shall pay to Director all compensation and benefits to which Director is entitled for his service as Chairman of the Board of Directors up through the date of termination, and thereafter, all of the Director’s and the Company’s obligations under this Agreement shall cease, except as provided in this Section 4(b) and Sections 5, 6, 7 and 10.

5. Termination Obligations.

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Company and shall be promptly returned at the request of Company.

(b) Upon termination of this Agreement, Director shall continue to serve as a director in accordance with the Company’s Certificate of Incorporation and Bylaws, as amended, and applicable law. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to collaboration partners of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement

8. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

9. Assignment. This is a personal contract and Director will not assign any rights or obligations under this Agreement.

10. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. No Right to Employment. For the sake of clarity, this Agreement is being entered into with Director solely with respect to his service as the non-employee Chairman of the Board of Directors. Nothing in this agreement shall be construed as granting the Director any right to employment by the Company in any capacity.

12. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.

FOR DIRECTOR:	FOR COMPANY:

/s/ James McNab	/s/ Daniel Passeri
James McNab	Daniel Passeri